March 5, 2019

Warren Hosseinion
Co-Chief Executive Officer
Apollo Medical Holdings, Inc.
1668 S. Garfield Avenue, 2nd Floor
Alhambra, California 91801

       Re: Apollo Medical Holdings, Inc.
           Registration Statement on Form S-3
           Filed February 27, 2019
           File No. 333-229895

Dear Dr. Hosseinion:

       This is to advise you that we have not reviewed and will not review your registration statement.

        Please refer to Rules 460 and 461 regarding requests for acceleration. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.

       Please contact Rahul K. Patel, Staff Attorney, at (202) 551-3799 with any questions.



                                                            Sincerely,

                                                            Division of
Corporation Finance
                                                            Office of Real
Estate and
                                                            Commodities